Exhibit 15.1

28 April 2023

The Directors	Matter No.: 837282
Ebang International Holdings Inc.	Doc Ref: PL/BXC/KN/108937037
12 Marina View, #20-02B
Asia Square Tower 2	+852 2842 9551
Singapore, 018961	Paul.Lim@conyers.com

+852 2842 9403
Beverly.Cheung@conyers.com

Dear Sirs,

Re:	Ebang International Holdings Inc. (the “Company”)

We refer to the annual report of the Company for the fiscal year ended 31 December 2022 on Form 20-F (the “Annual Report”) to be filed with the U.S. Securities Exchange Commission (the “Commission”) pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934 on or about 28 April 2023 (the “Form 20-F”).

We consent to the filing of this letter as an exhibit to the Annual Report and to the inclusion therein of the reference to our name under the heading “Item 10. Additional Information - E. Taxation - Cayman Islands Taxation” in the Annual Report in the form and context in which they appear.

In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the U.S. Securities Act, 1933 or that we are in the category of persons whose consent is required under Section 7 of the Securities Act, 1933 or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman